Exhibit 4.5

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of August 29, 2018, by and among Attis Industries Inc., a New York corporation (the “Company”), and the purchaser identified on the signature pages hereto (including its successors and permitted assigns, the “Purchaser”).

WHEREAS, the Purchaser is the holder of certain indebtedness of the Company, and the Purchaser is willing to retire and extinguish the indebtedness held by the Purchaser for the consideration set forth on the pay-off letter attached hereto as Exhibit A, which in part, is made up of shares of Series F Preferred Stock (as defined below) sold hereunder, on the terms set forth herein; and

WHEREAS, the Company desires to sell to the Purchaser (and issue to the Purchaser Designee), and the Purchaser desires to purchase from the Company, the shares of Series F Preferred Stock, as set forth herein and for the consideration set forth on the pay-off letter attached hereto as Exhibit A; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), and/or Rule 506(b) promulgated thereunder, the Company will sell to the Purchaser and issue to the Purchaser Designee shares of Series F Preferred Stock without registration under the Securities Act.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Transaction Documents (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(k).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, by and between the Company and the Purchaser Designee, required to be delivered pursuant to Section 2.3 of this Agreement, in the form attached hereto as Exhibit B.

“BHCA” shall have the meaning ascribed to such term in Section 3.1(oo).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, or any day on which the Federal Reserve Bank of New York is closed.

“Buy-In Price” shall have the meaning ascribed to such term in Section 4.1(d).

“Certificate of Designation” means that certain Certificate of Designations, Preferences and Rights of Series F Preferred, filed with the Secretary of State of the State of New York on February 22, 2018, as amended from time to time.

“Certificate of Designation Amendment” means the amendment to the Certificate of Designation in the form attached hereto as Exhibit C.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.2.

“Closing Date” means the Trading Day(s) on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto in connection with a Closing, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount as to the Closing, and (ii) the Company’s obligations to deliver the Securities as to the Closing, in each case, have been satisfied or waived.

“Code” shall have the meaning ascribed to such term in Section 3.1(m).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.025 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Disclosure Time” means, (i) if this Agreement is signed prior to midnight on any Trading Day, 8:00 a.m. (New York City time) on the Trading Day immediately following such Trading Day, and (ii) if this Agreement is signed after midnight on any Trading Day, 8:00 a.m. (New York City time) on such Trading Day.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(vv).

“Dollar”, “U.S. Dollar”, “United Stated Dollar”, “$”, “USD” and like expressions means United States of America dollars.

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.1(o).

“ERISA” shall have the meaning ascribed to such term in Section 3.1(m).

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(w).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Series F Consent” means the written consent or certified resolutions of Holders (as defined in the Certificate of Designation) of a majority of the shares of the Company’s Series F Preferred Stock approving (I) the Certificate of Designation Amendment and (II) the Side Letter.

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(oo).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(i).

“Hazardous Materials” shall have the meaning ascribed to such term in Section 3.1(o).

“Indebtedness” means (a) any liabilities for borrowed money or amounts in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(s).

“Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.1(vv).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liabilities” means all direct or indirect liabilities, Indebtedness and obligations of any kind of the Company to the Purchaser, howsoever created, arising or evidenced, whether now existing or hereafter arising (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, including, but not limited to, pursuant to this Agreement and/or any of the other Transaction Documents, any letter of credit, any standby letter of credit, and/or outside attorneys’ and paralegals’ fees or charges relating to the preparation of the Transaction Documents and the enforcement of the Purchaser’s rights, remedies and powers under this Agreement and/or the other Transaction Documents.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Magna Investor” shall mean each of the purchasers named in that certain Securities Purchase Agreement dated on or about the date hereof, by and among the Company, on the one hand, and MEF I, L.P. and the other purchasers named therein, on the other hand.

“Magna Note” shall mean the Senior Secured Convertible Promissory Note proposed to be issued by the Company to each of the Magna Investors in connection with the Magna Transactions.

“Magna Transactions” shall mean the proposed investment in the Company by the Magna Investors, including the Company’s issuance to each of the Magna Investors of a (i) Magna Note, (ii) Magna Warrant, and (iii) any other securities convertible into shares of capital stock in the Company.

“Magna Warrant” shall mean the Common Stock Purchase Warrant proposed to be issued by the Company to each of the Magna Investors in connection with the Magna Transactions.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(p).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(tt).

“Off-balance Sheet Arrangement” shall have the meaning ascribed to such term in Section 3.1(ss).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation) that has commenced.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Designee” means Goldman Sachs & Co. LLC, a New York limited liability company.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.9.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, (I) as of any date prior to the filing of the certificate of amendment to the Company’s Certificate of Incorporation approved under the Shareholder Approval authorizing the issuance of the Underlying Shares (the “Certificate of Amendment”) (provided that such Certificate of Amendment is filed on the Trading Day immediately following the date of effectiveness of such shareholder approval), 100% of the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including all shares of Common Stock issuable upon conversion in full of the Series F Preferred Stock, ignoring any conversion limits set forth in the Certificate of Designation, and assuming that the Conversion Price (as defined in the Certificate of Designation) is at all times on and after the date of determination 100% of the then Conversion Price on the Trading Day immediately prior to the date of determination, and (ii) as of any date following the filing of the Certificate of Amendment, 300% of the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including all shares of Common Stock issuable upon conversion in full of the Series F Preferred Stock, ignoring any conversion limits set forth in the Certificate of Designation, and assuming that the Conversion Price (as defined in the Certificate of Designation) is at all times on and after the date of determination 100% of the then Conversion Price on the Trading Day immediately prior to the date of determination.

“Required Reports” shall have the meaning ascribed to such term in Section 4.1(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(i).

“Securities” means the Series F Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series F Preferred Stock” means 2,500 shares of the Company’s Series F Preferred Stock, $0.001 par value per share issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of the Underlying Shares and all other shares of Common Stock issuable or potentially issuable in connection with the Transaction Documents, including, but not limited to, dividends issued pursuant to the Certificate of Designation, in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Shareholder Approval 14C” has the meaning set forth in Section 4.10 hereof.

“Shareholder Approval Written Consent” means a valid, duly executed and irrevocable written consent of shareholders of the Company (that complies in all respects with the Company’s bylaws and the laws of the Company’s state of incorporation) owning at least a majority of the issued and outstanding shares of Common Stock on the Trading Day immediately preceding the Closing Date, pursuant to which such shareholders provided the Shareholder Approval.

“Shares” means (i) the Underlying Shares and (ii) any shares of Common Stock owned by the Purchaser and its Affiliates.

“Shell Company” means an entity that fits within the definition of “shell company” under Section 12b-2 of the Exchange Act and Rule 144.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Side Letter” means that certain Side Letter Agreement, by and between the Company and the Purchaser Designee, required to be delivered pursuant to Section 2.3 of this Agreement, in the form attached hereto as Exhibit E.

“Subscription Amount” means the consideration for the shares of Series F Preferred Stock as set forth herein and in the pay-off letter attached hereto as Exhibit A.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Side Letter, the pay-off letter, the Amended and Restated Registration Rights Agreement, the Certificate of Designation, the Certificate of Designation Amendment, the Transfer Agent Instruction Letter and all exhibits and schedules thereto and hereto and any other documents or agreements executed and/or delivered in connection with the transactions contemplated hereunder and thereunder.

“Transfer Agent” means Issuer Direct Corporation, the current transfer agent of the Company, with a mailing address of 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, and a facsimile number of (646) 225-7274, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Underlying Shares pursuant to the Transaction Documents, in the form of Exhibit D attached hereto.

“Underlying Shares” means shares of Common Stock issued and issuable pursuant to the terms of the Series F Preferred Stock issued hereunder without respect to any limitation or restriction on the conversion of the Series F Preferred Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

ARTICLE II.
PURCHASE AND SALE

2.1. Purchase. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company shall sell to the Purchaser and issue to the Purchaser Designee, and the Purchaser shall purchase from the Company $2,500,000 of Series F Preferred Stock (2,500 shares) for the Subscription Amount.

2.2. Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase, in exchange for the Subscription Amount, $2,500,000 of the Series F Preferred Stock (2,500 shares). At the Closing, the Purchaser shall deliver to the Company the Payoff Amount, and the Company and the Purchaser shall deliver the other items set forth in Section 2.3 deliverable at the Closing, as required therein. Upon satisfaction of the covenants and conditions set forth in Sections 2.3 and 2.4 for the Closing, such Closing shall occur at the offices of Cozen O’Connor, 301 Grant Street, 41st Floor, Pittsburgh PA 15129, or such other location as the parties hereto shall mutually agree, and may by agreement be undertaken remotely by electronic exchange of executed Transaction Documents.

2.3. Deliveries.

(a) On or prior to the Closing Date (except as noted), the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a certificate evidencing 2,500 shares of Series F Preferred Stock or evidence of such issuance on the books and records of the Company maintained by the Transfer Agent;

(iii) the Amended and Restated Registration Rights Agreement, duly executed by the Company;

(iv) the Side Letter, duly executed by the Company;

(v) the Transfer Agent Instruction Letter, duly executed by the Company and the Transfer Agent;

(vi) a legal opinion from Cozen O’Connor, the Company’s counsel, dated as of the Closing Date, addressed to the Purchaser in a form reasonably acceptable to the Purchaser;

(vii) a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within sixty (60) days of the Closing Date, provided that in the event the date as of which such certificate was issued is more than ten (10) days prior to the Closing Date, the Company shall also deliver or cause to be delivered a memorandum stating that such Secretary of State (or comparable office) has confirmed that the Company or the Subsidiary, as applicable, confirmed that such entity is in good standing as of the date within ten (10) days of the Closing Date;

(viii) a certificate evidencing the Company’s and each Subsidiary’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction, if any, in which the Company and each Subsidiary conducts business and is required to so qualify, as of a date within sixty (60) days of the Closing Date, provided that in the event the date as of which such certificate was issued is more than ten (10) days prior to the Closing Date, the Company shall also deliver or cause to be delivered a memorandum stating that such Secretary of State (or comparable office) has confirmed that the Company or the Subsidiary, as applicable, confirmed that such entity is in good standing as of the date within ten (10) days of the Closing Date;

(ix) a certified copy of the Company’s certificate of incorporation, as certified by the Department of State of New York within two (2) days of the Closing Date;

(x) a certificate executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions, as adopted by the Board of Directors in a form reasonably acceptable to the Purchaser, approving (A) the entering into and performance of this Agreement and the other Transaction Documents and the issuance, offering and sale of the Securities, and (B) the performance of the Company and each of its Subsidiaries of their respective obligations under the Transaction Documents contemplated therein, (ii) the Company’s and each Subsidiary’s certificate of incorporation (or the functional equivalent), and (iii) the Company’s and each Subsidiary’s bylaws (or the functional equivalent), each as in effect at the Closing;

(xi) Reserved;

(xii) a memorandum, setting forth the flow of funds and, which shall include the Company’s wire instructions, on Company letterhead, executed by the Chief Executive Officer or Chief Financial Officer (the “Flow of Funds Memorandum”);

(xiii) the Shareholder Approval Written Consent;

(xiv) satisfactory evidence that Nasdaq has approved the additional listing of the Underlying Shares;

(xv) the Existing Series F Consent; and

(xvi) such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

(b) On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following:

(i) this Agreement, duly executed by the Purchaser;

(ii) the Purchaser’s Subscription Amount as set forth in pay-off letter set forth as Exhibit A;

(iii) the Amended and Restated Registration Rights Agreement, duly executed by the Purchaser Designee;

(iv) the Side Letter, duly executed by the Purchaser Designee;

(v) executed copies of all documents, agreements, filings and instruments (as well as all other items that do not require execution) that were used to secure the indebtedness of the Company held by the Purchaser, including, but not limited to, all Form UCC-3 and other filings demonstrating that Purchaser has no Liens on any assets of the Company and/or any of the Company’s Subsidiaries or Affiliates;

(vi) the other deliverables required by the pay-off letter set forth as Exhibit A; and

(vii) the executed Flow of Funds Memorandum.

2.4. Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects as at the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by the Purchaser of the items set forth in Section 2.3(b) of this Agreement.

(b) The obligations of the Purchaser hereunder are subject to the following conditions being met as at the Closing Date:

(i) the accuracy in all material respects as at the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;

(iv) there is no breach of any obligations, covenants and agreements under the Transaction Documents and no existing event which, with the passage of time or the giving of notice, would constitute a breach under the Transaction Documents;

(v) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, and without regard to any factors unique to the Purchaser, makes it impracticable or inadvisable to purchase the Series F Preferred Stock at the Closing;

(vi) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market;

(vii) the Company meets the current public information requirements under Rule 144 in respect of the Shares and any other shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock;

(viii) the Company has timely filed with the Commission all required reports under Section 13 or 15(d) of the Exchange Act such that it is in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

(ix) the Company shall have filed the Certificate of Designation Amendment with the Secretary of State of New York on or prior to the Closing, which shall continue to be in full force and effect as of the Closing; and

(x) any other conditions contained herein or the other Transaction Documents.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to the Purchaser as of the Closing Date:

(a) Subsidiaries. Each Subsidiary of the Company is set forth on Schedule 3.1(a).

(b) Organization and Qualification. The Company and each Subsidiary is each an entity duly incorporated or otherwise organized and validly existing under the laws of the jurisdiction of its incorporation or organization (as applicable), and the Company and each Subsidiary is in good standing, under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the material provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, total assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole; or (iii) a material adverse effect on the Company’s and each Subsidiary’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and each Subsidiary and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, any Subsidiary, the Board of Directors or the Company’s or any Subsidiary’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and each Subsidiary and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company and each Subsidiary in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. Upon receipt of the Securities, the Purchaser Designee will have good and marketable title to the Securities.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not, except as set forth on Schedule 3.1(d): (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company and/or any Subsidiary debt or otherwise) or other understanding to which the Company and/or any Subsidiary is a party or by which any property or asset of the Company and/or any Subsidiary is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company and/or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Except as set forth on Schedule 3.1(e), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Sections 4.11 and 4.12 of this Agreement, (ii) the filing with the Commission pursuant to the Amended and Restated Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, and (v) Shareholder Approval (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(g) Capitalization; Corporate Governance.

(i) The capitalization of the Company as of the Closing Date and assuming that the Magna Transactions have been consummated immediately prior to the Closing Date is as set forth on Schedule 3.1(g)(i), which Schedule 3.1(g)(i) shall also include (A) the number of shares of Common Stock issued and outstanding, and (B) the number of authorized and reserved shares of capital stock of the Company. The Company has not issued capital stock since its most recently filed periodic report under the Exchange Act except as set forth on Schedule 3.1(g)(i), except the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and except pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act except as set forth on Schedule 3.1(g)(i). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents except as set forth on Schedule 3.1(g)(i). There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents except as set forth on Schedule 3.1(g)(i). The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser Designee) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities except as set forth on Schedule 3.1(g)(i). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(ii) The names and titles of each of the Company’s principal officers, directors and beneficial holders of at least five percent (5%) of the outstanding shares of each class of the Company’s capital stock on a fully diluted basis are as set forth on Schedule 3.1(g)(ii), which Schedule 3.1(g)(ii) shall also include each committee of directors as well as the names and titles of each director currently serving on each such committee.

(h) Solvency and Indebtedness. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(h) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company and each Subsidiary, or for which the Company and/or any Subsidiary has commitments. Except as set forth on Schedule 3.1(h), neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(i) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(j) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest consolidated audited financial statements included within the SEC Reports, except as set forth in Schedule 3.1(g), Schedule 3.1(j), and Schedule 3.1(n): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) neither the Company nor any Subsidiary has incurred any liabilities or obligations (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or disclosed in filings made with the Commission; (iii) neither the Company nor any Subsidiary has altered its method of accounting; (iv) neither the Company nor any Subsidiary has declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) neither the Company nor any Subsidiary has sold, assigned or transferred any other tangible assets or Intellectual Property Rights, or canceled any debts or claims, except in the ordinary course of business; (vi) neither the Company nor any Subsidiary has suffered any substantial loss contingencies or waived any rights of material value, whether or not in the ordinary course of business; (vii) neither the Company nor any Subsidiary has entered into any acquisition or financing transactions, whether or not in the ordinary course of business, other than with respect to the Transaction Documents; and (v) neither the Company nor any Subsidiary has issued any equity securities to any officer, director or Affiliate, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(k) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company and/or any Subsidiary, threatened against or affecting the Company and/or any Subsidiary, or any of their respective properties except as set forth in Schedule 3.1(k), or against or affecting the Company’s and/or any Subsidiary’s current or former officers or directors in their capacity as such, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, and (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company, any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company, and Subsidiary or any current or former director or officer of the Company and/or any Subsidiary that is likely to lead to action that can reasonably be expected to result in a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company and/or any Subsidiary or any current or former director or officer of the Company and/or any Subsidiary. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(l) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s employees is a member of a union that relates to such employee’s relationship with the Company, and the Company is not a party to a collective bargaining agreement, and the Company believes that its relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m) ERISA. Except as set forth in Schedule 3.1(m), to the knowledge of the Company, (i) each material employee benefit plan, within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is maintained, administered or contributed to by the Company or any of its Affiliates for employees or former employees of the Company and has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and (iii) for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) equals or exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions, other than, in the case of (i), (ii) and (iii) above, as would not have a Material Adverse Effect.

(n) Compliance. Except as set forth in Schedule 3.1(n), neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company and/or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect or is being duly contested in good faith.

(o) Environmental Laws. The Company and each Subsidiary (i) is in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Regulatory Permits. The Company and each Subsidiary possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(q) Title to Assets. The Company and each Subsidiary has good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and each Subsidiary, in each case free and clear of all Liens, except as set forth in Schedule 3.1(q) and except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and/or any Subsidiary, and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company is held by them under valid, subsisting and enforceable leases with which the Company is in compliance.

(r) Material Agreements. Except for the Transaction Documents (with respect to clause (i) only) or as set forth on Schedule 3.1(r) hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each Subsidiary has performed all obligations required to be performed by it to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”), (ii) neither the Company nor any Subsidiary has received any notice of default under any Material Agreement, and (iii) to the best of the Company’s knowledge, neither the Company nor any Subsidiary is in default under any Material Agreement now in effect.

(s) Intellectual Property. Schedule 3.1(s) sets forth a list of all Intellectual Property owned, used, licensed and/or sublicensed by the Company and each Subsidiary. Except for exceptions expressly set forth on Schedule 3.1(s), the Company and each Subsidiary (i) has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses as presently conducted and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”); (ii) have not received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement; and (iii) have not received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights except as disclosed in Schedule 3.1(s). The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property rights and intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t) Insurance. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and each Subsidiary is engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. The Company does not have any reason to believe that either it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on commercially reasonable terms. Schedule 3.1(t) sets forth as of the date hereof, the Company’s and each Subsidiary’s director and officer insurance coverage and limits.

(u) Transactions with Affiliates and Employees. Except as disclosed in Schedule 3.1(u), none of the officers or directors of the Company nor any Subsidiary and, to the knowledge of the Company, none of the employees of the Company nor any Subsidiary are presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company nor any Subsidiary; and (iii) other employee benefits.

(v) Payments of Cash. Except as disclosed on Schedule 3.1(v), since December 31, 2017, neither the Company, any Subsidiary, any of their respective directors or officers, or any Affiliates or agents of the Company and/or any Subsidiary, have withdrawn or paid cash to any vendor in an aggregate amount that exceeds Five Thousand U.S. Dollars ($5,000) for any purpose.

(w) Sarbanes-Oxley; Internal Accounting Controls. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as described in the most recently filed periodic report under the Exchange Act, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company. Except as set forth on Schedule 3.1(w), the Company and the independent registered public accounting firms identified on Schedule 3.1(hh), have not identified any material weaknesses in the Company’s system of internal accounting controls over financial reporting.

(x) Certain Fees. Except as set forth on Schedule 3.1(x), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(y) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market, provided that its approval thereof is obtained prior to the issuance of the Underlying Shares.

(z) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(aa) Registration Rights. Except as set forth on Schedule 3.1(aa) and pursuant to this Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(bb) Listing and Maintenance Requirements; Trading Market Regulation. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the SEC reports, the Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(cc) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents), as amended, or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser Designee’s ownership of the Securities.

(dd) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its respective agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(ee) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable Shareholder Approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(ff) No General Solicitation. Neither the Company, any Subsidiary nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(gg) Foreign Corrupt Practices. Neither the Company, any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company and/or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by the Company and/or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law; or (iv) violated in any material respect any provision of FCPA.

(hh) Independent Registered Public Accounting Firms. The Company’s accounting firms are set forth on Schedule 3.1(hh). To the knowledge and belief of the Company, such accounting firms are independent registered public accounting firms as required by the Exchange Act. To the Company’s knowledge, its accounting firms are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 with respect to the Company.

(ii) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and/or any Subsidiary on the one hand and the accountants and lawyers formerly or presently employed by the Company and/or any Subsidiary on the other hand, and the Company and each Subsidiary is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s and/or any Subsidiary’s ability to perform any of its obligations under any of the Transaction Documents.

(jj) Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(kk) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(ll) Stock Option Plans. Each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan, and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its respective financial results or prospects.

(mm) Office of Foreign Assets Control. Neither the Company, any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(nn) U.S. Real Property Holding Corporation. Neither the Company nor any Subsidiary is and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Company shall so certify upon Purchaser’s request.

(oo) Bank Holding Company Act. Neither the Company, any Subsidiary nor any of their Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(pp) Promotional Stock Activities. Neither the Company, its officers, its directors, nor any Affiliates or agents of the Company have engaged in any stock promotional activity that could give rise to a complaint, inquiry, or trading suspension by the Commission alleging (i) a violation of the anti-fraud provisions of the federal securities laws; (ii) violations of the anti-touting provisions; (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.

(qq) Tax Status. Except as set forth in Schedule 3.1(qq) and except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(rr) Seniority. As of the Closing Date, no capital stock or other equity security of the Company (other than the Magna Note) is or shall be senior to, or pari passu with, the Series F Preferred Stock with respect to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Certificate of Designation).

(ss) No “Off-balance Sheet Arrangements”. Except as set forth in Schedule 3.1(ss), neither the Company nor any of its Affiliates is involved in any “Off-balance Sheet Arrangements”. For purposes hereof an “Off-balance Sheet Arrangement” means any transaction or contract to which an entity unconsolidated with the Company or any of its Affiliates is a party and under which either the Company or any such Affiliate has: (i) any obligation under a guarantee contract pursuant to which the Company or any of its Affiliates could be required to make payments to the guaranteed party, including any standby letter of credit, market value guarantee, performance guarantee, indemnification agreement, keep-well or other support agreement; (ii) any retained or contingent interest in assets transferred to such unconsolidated entity that serves as credit, liquidity or market risk support to the entity in respect of such assets; (iii) any variable interest held in such unconsolidated entity where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with the Company of any of its Affiliates; and (iv) any liability or obligation of the same nature as those described in clauses (i) through (iii) of this sentence even if of a different name (whether absolute, accrued, contingent or otherwise) that would not be required to be reflected in the Company or any of its Affiliates’ financial statements.

(tt) Money Laundering. The operations of the Company and each Subsidiary are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(uu) Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) the Purchaser has not been asked by the Company to agree, nor has the Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by the Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) the Purchaser, and counter-parties in “derivative” transactions to which any the Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock, and (iv) the Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) the Purchaser may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents..

(vv) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchaser a copy of any disclosures provided thereunder. The Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities. The Company will notify the Purchaser in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(ww) Shell Company Status. The Company has never been, and is not presently, an issuer identified as a Shell Company.

(xx) Investor Relations. Except as set forth in Schedule 3.1(xx), the Company is not currently a party, nor does it intend to become a party, to any agreement pursuant to which the Company will receive investor relations services. All such agreements have been disclosed by the Company in its SEC Reports.

(yy) Reporting Requirements and Form S-3 Eligibility. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d), as applicable, of the Exchange Act. At the time the initial and any subsequent Registration Statement will be declared effective, the Company will meet the then applicable requirements for the use of Form S-3 under the Securities Act and will be eligible to use Form S-3.

(zz) Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(aaa) Experience of the Company. The Company, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of selling the Securities, and has so evaluated the merits and risks of such sale. The Company will exercise independent judgment in evaluating the transactions contemplated by this Agreement and the agreements entered into in connection herewith. The Company acknowledges that it is not relying on any advice from the Purchaser and that neither the Purchaser nor any of its Affiliates is acting as a financial advisor, agent, underwriter or broker to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement and the agreements entered into in connection herewith.

3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein in which case they shall be accurate as of such date):

(a) Organization; Authority. The Purchaser is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.

(b) Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser Designee’s right to sell the Securities in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof and the Closing Date it is, and on each date on which it converts the shares of Series F Preferred Stock to Common Stock, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time and the foreseeable future, is able to afford a complete loss of such investment.

(e) General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first received or delivered a term sheet (written or oral) from or to the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of the Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1. Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or an Affiliate of the Purchaser Designee, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, at such transferor’s sole expense in the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of the Purchaser under this Agreement.

(b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144, (iii) if such Underlying Shares are eligible for sale under Rule 144 or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent or the Purchaser Designee promptly if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by the Purchaser Designee, respectively, in addition to any opinion issued pursuant to Section 4.1(a) hereof. If any shares of Series F Preferred Stock are converted at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), then such Underlying Shares shall be issued free of all legends. The Company agrees that following such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by the Purchaser Designee to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Purchaser Designee a certificate representing such shares that is free from all restrictive and other legends; provided that the Purchaser Designee shall have previously delivered to the Company all documents required by the Company’s Transfer Agent and/or legal counsel to deliver Underlying Shares that are free of restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser Designee by crediting the account of the Purchaser Designee’s prime broker with the Depository Trust Company System as directed by the Purchaser Designee. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend. All fees and expenses relating to the removal of the legend and related items, except for selling or brokerage commissions, shall be borne by the Company, including all Transfer Agent fees and expenses, and all legal fees and expenses of either the Company’s counsel or the Purchaser’s counsel in removing the above legends.

(d) In addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend, and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Purchaser Designee by the Legend Removal Date a certificate representing the Securities so delivered to the Company by the Purchaser Designee that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Purchaser Designee purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Purchaser Designee of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that the Purchaser Designee anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Purchaser Designee’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy In Price”) over the product of (A) such number of Underlying Shares that the Company was required to deliver to the Purchaser Designee by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by the Purchaser Designee to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

4.2. Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set-off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

4.3. Furnishing of Information; Public Information. (a) For as long as any shares of Series F Preferred Stock are outstanding, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b) At any time during the period commencing from the six (6)-month anniversary of the date hereof and ending at such time that all of the Securities have been sold or may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of the Purchaser’s Securities that are directly or indirectly owned by the Purchaser Designee on the day of a Public Information Failure and on every thirtieth (30th ) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchaser Designee to transfer the Underlying Shares (as defined in the Certificate of Designation) and/or other shares of Common Stock issued upon conversion of the Series F Preferred Stock pursuant to Rule 144. The payments to which the Purchaser shall be entitled pursuant to this Section 4.4(b) are referred to herein as “Public Information Failure Payments”. Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd ) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of one-and-a-half percent (1.5%) per month (prorated for partial months) until paid in full. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Public Information Failure, and the Purchaser shall have the right to pursue all remedies available to them at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4. Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require Shareholder Approval prior to the closing of such other transaction unless Shareholder Approval is obtained before the closing of such subsequent transaction.

4.5. Reserved.

4.6. Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “acquiring person” or such similar term under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

4.7. Material Non-Public Information. Except as set forth in Schedule 4.7 and except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any of its Subsidiaries, nor any other Person acting on its behalf, will provide the Purchaser or their respective agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such information is disclosed to the public, or the Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.8. Reserved.

4.9. Indemnification of Purchaser. Subject to the provisions of this Section 4.9, the Company will indemnify and hold the Purchaser and its respective directors, officers, managers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and each of the respective directors, officers, managers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable out-of-pocket attorneys’ fees and costs of investigation that any Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, or (b) any action instituted against the Purchaser Party in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of the Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser Party may have with any such shareholder or any violations by the Purchaser Party of state or federal securities laws or any conduct by the Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party, in which case the Company shall be responsible for the reasonable out-of-pocket fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (x) for any settlement by the Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnification contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.10. Reservation and Listing of Securities.

(a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in amount equal to the Required Minimum.

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to obtain shareholder approval or Shareholder Approval and amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the seventy-fifth (75th) day after such date.

(c) The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application; (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter; (iii) provide to the Purchaser evidence of such listing or quotation; and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(d) In addition, the Company shall no later than the tenth (10th) calendar day following the Closing Date provide the Purchaser with a copy of the Information Statement on Schedule 14C relating to the Shareholder Approval Written Consent (the “Shareholder Approval 14C”), that was filed with the Commission no later than such tenth (10th) calendar day and which by delivery thereof to the Purchaser such executing shareholders and the Company represent and warrant to the Purchaser that the Shareholder Approval 14C has complied with all Commission rules and regulations. The Company shall on the earliest date permitted by the Commission’s rules and regulations mail to its shareholders a copy of the Shareholder Approval 14C, in compliance with all applicable Commission rules and regulations. The Company shall as soon as possible inform the Purchaser in writing the date such Shareholder Approval will be effective under the applicable rules and regulation of the Nasdaq Stock Market.

4.11. Securities Laws Disclosure. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchaser or any of their Affiliates on the other hand, shall terminate. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Amended and Restated Registration Rights Agreement, and (B) the filing of final Transaction Documents with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (ii).

4.12. Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser. In addition, the Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

4.13. Taxes. The Company and the Purchaser agree (i) to treat the satisfaction of certain indebtedness of the Company described in the pay-off letter attached hereto as Exhibit A in exchange for cash and shares of Series F Preferred Stock as a taxable exchange for U.S. federal and applicable state income tax purposes, (ii) to prepare and file all tax returns in accordance with such treatment and (iii) unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, to not take any U.S. federal, state or local income tax reporting position inconsistent therewith.

4.14. Reserved.

4.15. Reserved.

4.16. Reserved.

4.17. Reserved.

4.18. Reserved.

4.19. Reserved.

4.20. No Frustration. So long as the Purchaser or any of its Affiliates (including the Purchaser Designee) hold any Securities, neither the Company nor any of its Affiliates, nor any of its or their respective officers, employees, directors, agents or other representatives, will, without the prior written consent of the Purchaser (which consent may be withheld, delayed or conditioned in the sole discretion of the Purchaser), effect, enter into, announce or recommend to its shareholders any agreement, plan, arrangement or transaction (or issue, amend or waive any security) that would or would reasonably be expected to restrict, delay, conflict with or impair the ability or right of the Company to timely perform its obligations under this Agreement, including, without limitation, the obligation of the Company to timely deliver shares of Common Stock to the Purchaser Designee (or a designee thereof, if applicable) in accordance with this Agreement or the Transaction Documents.

4.21. Reserved.

4.22. Reserved.

4.23. Reserved Listing. The Company shall use its reasonable best efforts to take all actions necessary to cause all of the Underlying Shares that may be issued upon conversion of Series F Preferred Stock (without regard to any limitations on conversion or exercise set forth in the Certificate of Designation set forth therein) and other Shares, to be approved for listing on The Nasdaq Capital Market as of the Closing Date, subject only to official notice of issuance, and shall maintain such listing of all Shares and Underlying Shares from time to time issuable upon conversion of the Series F Preferred Stock on The Nasdaq Capital Market or another Trading Market. So long as any of the Securities remain outstanding, the Company shall use its reasonable best efforts to maintain the Common Stock’s listing on The Nasdaq Capital Market or another Trading Market (including, but not limited to, seeking the approval of the shareholders as required by applicable law and applicable rules and regulations of The Nasdaq Capital Market or another Trading Market), and the Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on The Nasdaq Capital Market or other Trading Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.23.

4.24. Use of Logo. The Company grants the Purchaser permission to use any name or logo of the Company or its Affiliates in any marketing materials of the Purchaser or its Affiliates and, other than any such “tombstone” or similar use not disseminated to the general public, subject to the Company’s review and approval (which shall not be unreasonably withheld, conditioned or delayed). The Purchaser and its Affiliates shall include a trademark attribution notice giving notice of the Company or its Affiliates’, as applicable, ownership of its trademarks in the marketing materials in which the Company or its Affiliates’, as applicable, name and logo appear.

4.25. Non Promotion. The Company agrees that it will not, without the prior written consent of the Purchaser, in each instance, (a) use in advertising, publicity or otherwise any name of the Purchaser or any of its Affiliates, or any partner or employee of the Purchaser or any of its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser or any of its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or any of its Affiliates has been approved or endorsed by the Purchaser.

4.26. No Commitment for Additional Financing.  The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Securities as set forth in ARTICLE II, and subject to the conditions set forth in Section 2.4. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by the Purchaser or its representatives, and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

4.27. Rights of the Purchaser. The Purchaser, in its sole and absolute discretion, may exercise or refrain from exercising any rights or privileges that the Purchaser may have pursuant to the Transaction Documents, any other governing documents of the Company or at law or in equity, and the Purchaser shall not incur or be subject to any liability or obligation to the Company, any holder of Series F Preferred Stock, any other stockholder or securityholder of the Company or any other person, by reason of exercising or refraining from exercising any such rights or privileges.

4.28. Confidentiality. Except to the extent necessary for the exercise of its rights and remedies, the performance of its obligations or the its defense of any claims under this Agreement, no party hereto shall, and each party hereto shall direct its Affiliates and its and their respective advisors, counsel and public accountants (collectively, “advisors”) not to, disclose, directly or indirectly, the terms of any of the Transaction Documents, and will use, and direct its advisors to use, commercially reasonable efforts to keep such information confidential; provided, that (a) any party hereto may disclose such information to its advisors and such party and its advisors may use, retain and disclose any such information to any governmental authority or as otherwise requested or required by law, regulation or other legal process, (b) any such party and its advisors may use, retain and disclose any such information that has been publicly disclosed (other than in breach or noncompliance with this Section 4.28), and (c) to the extent that any such party or any Affiliate thereof or its advisors may have received a subpoena or other written demand under color of legal right or other request from a governmental authority for such information (other than a demand or request for disclosure in the normal course to a governmental authority that does not specifically target the transactions contemplated by the Transaction Documents, for which there shall be no notice or other requirement), (x) such party or advisor may disclose such information, (y) such party shall (or shall direct its advisors to) first, as soon as practicable upon receipt of such demand or request, unless prohibited by applicable law, furnish a copy thereof to the other party and (z) if practicable and not in violation of such subpoena or demand, afford the other party reasonable opportunity, at any other party’s cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed. Each party hereto shall be responsible for noncompliance with the terms of this Section 4.28 by its advisors (including its Affiliates) as if such advisors were party to the Transaction Documents. Notwithstanding any provision in this paragraph to the contrary, each party hereto (and its advisors) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents. The tax structure and tax treatment of the transactions contemplated by the Transaction Documents includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transactions and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by the Transaction Documents.

ARTICLE V.
MISCELLANEOUS

5.1. Termination. This Agreement may be terminated by the Purchaser, as to the Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the Purchaser, by written notice to the other parties, if the Closing has not been consummated on or before August 31, 2018; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).

5.2. Reserved.

5.3. Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

5.4. Notices. Any and all notices or other communications or deliveries to be provided by the Purchaser hereunder, shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company at 12540 Broadwell Road, Suite 2104, Milton, GA 30004, or such other address, facsimile number, or email address as the Company may specify for such purposes by notice to the Purchaser delivered in accordance with this Section 5.4. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service addressed to the Purchaser at the email address, facsimile number, or address of the Purchaser appearing on the books of the Company, or if no such email address, facsimile number, or address appears on the books of the Company, at the principal place of business of such Purchaser. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

5.5. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser.

5.6. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger) (which consent may be withheld, delayed or conditioned in the sole discretion of the Purchaser). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser Designee assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to a “Purchaser.”

5.8. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

5.9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.9, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10. Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion of any shares of Series F Preferred Stock, the Purchaser Designee shall be required to return any shares of Common Stock subject to any such rescinded conversion notice concurrently with the return to the Purchaser Designee of the aggregate conversion price paid to the Company for such shares.

5.14. Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16. Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17. Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.18. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19. Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.20. WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ATTIS INDUSTRIES, INC., a New York corporation		Address for Notice:

By:	/s/ Jeffrey S. Cosman	12540 Broadwell Road
Name:	Jeffrey S. Cosman	Suite 2104
Title:	Chief Executive Officer	Milton, GA 30004
Attention: Chief Executive Officer
E-Mail: [Email]

With a copy to (which shall not constitute notice):
Cozen O’Connor
One Oxford Centre
301 Grant Street, 41st Floor
Pittsburgh, PA 15219
Attention: Jeremiah G. Garvey, Esq.
e-mail: jgarvey@cozen.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO ATTIS INDUSTRIES INC.

SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Goldman Sachs Specialty Holdings, Inc.

Signature of Authorized Signatory of Purchaser:	/s/ Stephen W. Hipp

Name of Authorized Signatory:	Stephen W. Hipp

Title of Authorized Signatory:	Sr. Vice President

Email Address of Authorized Signatory:	[Email]

Facsimile Number of Authorized Signatory:	[Fax]

Address for Notice to Purchaser:	2001 Ross Ave., Suite 2800
Dallas, TX 75207

Subscription Amount:	As set forth on Exhibit A

EIN Number:

EXHIBIT A

PAYOFF LETTER

August 29, 2018

Attis Industries Inc.

Attis Operations Inc.

Advanced Lignin Biocomposites LLC

Attis Envicare Medical Waste, LLC

Attis Genetics, LLC

Attis Healthcare, LLC

Attis Innovations, LLC

Mobile Science Technologies, Inc.

Red X Medical LLC

Integrity Lab Solutions, LLC

LGMG, LLC

Welness Benefits, LLC

Attis Federal Labs, LLC

Attis Commercial Labs, LLC

and the Guarantor party to the Credit Agreement (referred to below)

12540 Broadwell Road

Suite 2104

Milton, GA 30004

Attention: Jeff Cosman

Re:	Second Amended and Restated Credit and Guaranty Agreement, dated as of April 20, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement), by and among ATTIS OPERATIONS INC. (formerly known as MERIDIAN WASTE OPERATIONS, INC.), a New York corporation (“Operations”), MOBILE SCIENCE TECHNOLOGIES, INC., a Georgia corporation (“Mobile”), ATTIS HEALTHCARE, LLC, a South Carolina limited liability company (“Healthcare”), INTEGRITY LAB SOLUTIONS, LLC, an Oklahoma limited liability company (“Integrity”), RED X MEDICAL LLC, a Georgia limited liability company (“Red X”), WELNESS BENEFITS, LLC, an Oklahoma limited liability company (“Welness”), LGMG, LLC, an Oklahoma limited liability company (“LGMG”), ATTIS INNOVATIONS, LLC, a Georgia limited liability company (“Innovations”), and ADVANCED LIGNIN BIOCOMPOSITES LLC, a Minnesota limited liability company (“Advanced Lignin”), ATTIS ENVICARE MEDICAL WASTE, LLC, a Georgia limited liability company (“Envicare”), ATTIS GENETICS, LLC, a Georgia limited liability company (“Genetics”), ATTIS FEDERAL LABS, LLC, an Oklahoma limited liability company (“Federal Labs”), ATTIS COMMERCIAL LABS, LLC, an Oklahoma limited liability company (“Commercial Labs”, and together with Operations, Mobile, Healthcare, Integrity, Red X, Welness, LGMG, Innovations, Advanced Lignin, Envicare, Genetics, and Federal Labs the “Companies” and each, a “Company”), ATTIS INDUSTRIES INC. (formerly known as MERIDIAN WASTE SOLUTIONS, INC.), a New York corporation (“Holdings”) and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger

Ladies and Gentlemen:

We understand that on August 29, 2018 (the “Payoff Date”), the Credit Parties plan to make a payment of cash and Capital Stock in satisfaction of all obligations outstanding under the Credit Agreement and other Credit Documents.

Upon Administrative Agent’s receipt on or prior to the Payoff Date before 12:00 p.m. (New York time) on such date of (i) a federal funds wire transfer in the amount of $3,000,000 (the “Payoff Amount”) to the account set forth below, (ii) Series F Preferred Capital Stock issued by Holdings (the “Series F Preferred Stock”) in an amount equal to the original issue price of $2,500,000 and (iii) a fully executed counterpart of this letter agreement signed by the Credit Parties (the time at which all of the conditions in the foregoing clauses (i), (ii) and (iii) shall first be satisfied is herein referred to as the “Payoff Effective Time”), the Administrative Agent (on behalf of itself and the Lenders) agrees and acknowledges that (a) all outstanding indebtedness (including, without limitation, for principal, interest and fees) and other obligations of the Credit Parties under the Credit Documents shall be paid and satisfied in full, (b) all security interests and other liens granted to or held by Collateral Agent for the benefit of the Lenders in the assets and property of the Company and the other Credit Parties (the “Property”) as security for such indebtedness shall be released automatically and irrevocably, (c) the Credit Parties and their designees shall be authorized to file the UCC-3 termination statements attached hereto as Annex A and deliver the other lien releases, mortgage releases, discharges of security interests, pledges and other similar discharge or release documents attached hereto as Annex A, and (d) the Credit Documents shall terminate and be of no further force or effect other than those provisions therein that specifically survive termination. Promptly following the Payoff Effective Time, Collateral Agent shall deliver to the Credit Parties any stock certificates, stock powers, original pledged notes and any other documents or instruments reasonably requested by the Credit Parties, including, but not limited to, any Irrevocable Proxy delivered in connection with the Credit Agreement and any intercompany note referred to in Section 3.1(j)(ii) of the Credit Agreement. Further, Collateral Agent agrees to take all additional steps requested by the Company as may be reasonably necessary to release its security interests in the Property, all at the expense of the Credit Parties and without recourse to, or warranty by, Administrative Agent or Collateral Agent, as applicable. The Credit Parties agree to pay Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by Administrative Agent or Collateral Agent, as applicable, in connection with the matters referred to in the previous sentence, and acknowledge that Collateral Agent’s execution of and/or delivery of any documents releasing any security interest or claim in any property of the Credit Parties as set forth herein is made without recourse, representation, warranty or other assurance of any kind by Collateral Agent as to Collateral Agent’s rights in any collateral security for amounts owing under the Credit Documents, the condition or value of any Collateral, or any other matter. Notwithstanding anything to the contrary contained herein or in any of such releases or other documents, the obligations and liabilities of the Credit Parties to Lenders, Collateral Agent and Administrative Agent under or in respect of the Credit Documents insofar as such obligations and liabilities survive termination of the Credit Documents shall continue in full force and effect in accordance with their terms.

The Payoff Amount is to be remitted by wire transfer of immediately available funds to the following account:

Citibank, N.A.

ABA # [ABA Number]

A/C Name: Goldman Sachs Specialty Lending Holdings, Inc.

Account # [Account Number]

Ref: Christian Disposal, LLC

Any funds received after 12:00 p.m. (New York time) on any day shall be deemed to have been paid by the Credit Parties on the next Business Day. If the Payoff Effective Time shall not have occurred at or prior to 12:00 p.m. (New York time) on or prior to August 31, 2018, then this letter agreement shall automatically terminate and have no further force or effect. For the avoidance of doubt, the Administrative Agent and Lenders have agreed to accept the Payoff Amount and Series F Preferred Stock if received on or prior to the date set forth in the immediately preceding sentence, but, if the Payoff Amount and Series F Preferred Stock are not received on or prior to such date, then the full amount of the Obligations shall remain outstanding.

If any payment at any time made to Administrative Agent, Collateral Agent or any Lender on account of any amount owing under the Credit Agreement (including, without limitation, the Payoff Amount) is ever avoided, rescinded, set aside or must otherwise be returned or repaid by Administrative Agent, Collateral Agent or any Lender, whether in bankruptcy, reorganization, insolvency or similar proceedings involving the Credit Parties or otherwise, then such amount and the obligations and liability of the Credit Parties under the Credit Agreement and the other Credit Documents shall immediately be reinstated with full force and effect, without need for any action by any Person, and shall be enforceable against the Credit Parties and their successors and assigns as if such payment had never been made.

In addition, each Credit Party hereby releases, acquits, and forever discharges Administrative Agent, Collateral Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Administrative Agent, Collateral Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Administrative Agent, Collateral Agent or the Lenders existing or occurring prior to the date of this letter or any instrument executed prior to the date of this letter including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of Administrative Agent, Collateral Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made or to be performed in that State. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same letter. Delivery of an executed counterpart of this letter agreement by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof.

[signature pages follow]

Attis Payoff Letter

Very truly yours,

Goldman Sachs Specialty Lending Group, L.P., as Administrative Agent, Lead Arranger and Collateral Agent

By:
Name:
Title:

Attis Payoff Letter

Agreed and acknowledged

as of the date first written above:

ATTIS INDUSTRIES INC.

By:
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

ATTIS OPERATIONS INC.

By:
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

ADVANCED LIGNIN BIOCOMPOSITES LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

ATTIS ENVICARE MEDICAL WASTE, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

ATTIS GENETICS, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

ATTIS HEALTHCARE, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

Attis Payoff Letter

ATTIS INNOVATIONS, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

MOBILE SCIENCE TECHNOLOGIES, INC.

By:
Name:	Jeffrey S. Cosman
Title:	Vice President

RED X MEDICAL LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

INTEGRITY LAB SOLUTIONS, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

LGMG, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

WELNESS BENEFITS, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

Attis Payoff Letter

ATTIS FEDERAL LABS, LLC

By:
Name:	Dennis Loudermilk
Title:	Manager

ATTIS COMMERCIAL LABS, LLC

By:
Name:	Jeffrey S. Cosman
Title:	Manager

Attis Payoff Letter

Annex A

UCC-3 Termination Statements and Other Releases

[see attached]

EXHIBIT B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of August 29, 2018, by and between Attis Industries Inc., a New York corporation (the “Company”), and Goldman Sachs & Co. LLC, a New York limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser are parties to that certain Registration Rights Agreement, dated as of January 30, 2017 (the “Original Agreement”); and

WHEREAS, in connection with, and pursuant to, the Securities Purchase Agreement, dated as of the date hereof, between the Company and an Affiliate of the Purchaser (the “Purchase Agreement”), the Company and the Purchaser have agreed to amend and restate the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

1. REGISTRATION RIGHTS.

1.1 Required Registration.

(a)       No later than the Filing Date, the Company shall file with the Commission a registration statement relating to the resale by the Holder of all (or such other number as the Commission will permit) of the Shares. The Company shall (a) register the resale of the Shares on Form S-1, and (b) upon written request to the Company from the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders), undertake to register the Shares on Form S-3 as soon as such form is available; provided that the Company shall maintain the effectiveness of the registration statement then in effect until such time as a registration statement on Form S-3 covering the Shares has been declared effective by the Commission. Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause the registration statement required to be filed pursuant to this Section 1.1 to be declared effective under the Securities Act within thirty (30) days after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until all Shares covered by such registration statement (x) have been sold, thereunder or pursuant to Rule 144, or (y) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holder (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a registration statement as of 5:00 p.m. Eastern Time on a Trading Day (as defined in the Purchase Agreement). The Company shall immediately notify the Holder via facsimile or by e-mail of the effectiveness of a registration statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such registration statement. The Company shall, by 9:30 a.m. Eastern Time on the second (2nd) Trading Day after the effective date of such registration statement, file a final prospectus with the Commission as required by Rule 424. Failure to so notify the Holder within two (2) Trading Days of such notification of effectiveness or failure to file a final prospectus as foresaid shall be deemed an Event under Section 1.1(c).

(b)       Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 1.1(c), if at any time the Shares are registered on a registration statement other than a Form S-1 or other registration statement for which no other form is authorized or prescribed, the Commission or any SEC Guidance sets forth a limitation on the number of Shares permitted to be registered on a particular registration statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Shares), unless otherwise directed in writing by a Holder as to its Shares, the number of Shares to be registered on such registration statement will be reduced as follows:

(i)	first, the Company shall reduce or eliminate any securities to be included by any Person other than MEF I, L.P. and its Affiliates, or their successors and assigns;

(ii)	second, the Company shall reduce or eliminate any securities to be included by any Person other than the Holders, YA Global Investments L.P., EXO Opportunity Fund LLC and each of their respective Affiliates, or their successors and assigns (collectively, the “Secondary Parties”); and

(iii)	third, the Company shall reduce or eliminate Shares held by the Secondary Parties (applied, in the case that some Shares may be registered, to each Secondary Party on a pro rata basis based on the total number of unregistered Shares held by such Secondary Party). In the event of a cutback hereunder, the Company shall give the Holder at least seven (7) Trading Days prior written notice along with the calculations as to the Holder’s allotment.

For the avoidance of doubt, nothing in this Section 1.1(b) shall eliminate the Company’s obligation under Section 1.1(a) with respect to any Shares excluded from the registration statement on Form S-3 to maintain the effectiveness of the registration statement then in effect until such time as a registration statement on Form S-3 covering the Shares has been declared effective by the Commission.

(c)  If: (i) the Initial Registration Statement is not filed on or prior to the Filing Date (if the Company files the Initial Registration Statement without providing the Holders the opportunity to review and comment on the same as required by this Agreement, the Company shall be deemed to have not satisfied this clause (i)) or (ii) the Company fails to file with the Commission a request for acceleration of a registration statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five (5) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such registration statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a registration statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within fifteen (15) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such registration statement to be declared effective, or (iv) a registration statement registering for resale all of the Shares is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a registration statement, such registration statement ceases for any reason to remain continuously effective as to all Shares included in such registration statement, or the Holders are otherwise not permitted to utilize the prospectus therein to resell such Shares, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clause (i) thirty (30) calendar days after the date on which such Event occurs, and for purpose of clause (ii), the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such fifteen (15) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date thereafter (if the applicable Event shall not have been cured by such date) or any pro rata portion thereof, until the applicable Event is cured or ninety (90) calendar days after the applicable Event Date, whichever occurs first, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to the product of one percent (1.0%) multiplied by the aggregate Series F Stated Value (as defined in the Articles) of the Series F Preferred Stock issued under the Purchase Agreement (the “Series F Preferred Stock”); provided that the maximum amount payable thereunder shall not exceed four percent (4%) of the aggregate Series F Stated Value. If the Company fails to pay any partial liquidated damages pursuant to this Section 1.1(c) in full within seven (7) Trading Days after the date payable, the Company will pay interest thereon at a rate of eight percent (8%) per annum (or such lesser amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

1.2 Demand Registration Rights. If, at any time during the Effectiveness Period, there is not one or more effective registration statements covering all of the Shares, so long as the Holder holds Shares anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $500,000, the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders) shall have the right to require the Company to file registration statements, including a shelf registration statement (if the Company is eligible at such time to utilize a shelf registration for the Shares), and if the Company is a well-known seasoned issuer, as defined in Rule 405 under the Securities Act, an automatic shelf registration statement, on Form S-3 or any successor form under the Securities Act covering all or any part of the Shares, by delivering a written request therefor to the Company. Such request shall state the number of Shares to be disposed of and the intended method of disposition of such shares by the Holder. In the event there are multiple Holders, the Company shall give notice to all other Holders of the receipt of a request for registration pursuant to this Section 1.2 and such Holders shall then have thirty (30) days to notify the Company in writing of their desire to participate in the registration. The Company shall use its commercially reasonable best efforts to effect promptly the registration statement registering all shares on Form S-3 (or a comparable successor form) to the extent requested by the Holder, but in any event shall cause the registration statement to become effective within ninety (90) days after the date of the request by the Holder (or 120 days in the event of a “full review” by the Commission). The Company shall use its commercially reasonable best efforts to keep such registration statement effective until the earlier of one hundred twenty (120) days or until the Holder has completed the distribution described in such registration statement. Notwithstanding the forgoing, to the extent that registration on Form S-3 is not available to the Holder under this Section 1.2, the Company shall use commercially reasonable efforts to effect such registration on Form S-1 under the Securities Act.

1.3 Piggyback Registration.

(a) If, at any time during the Effectiveness Period, there is not an effective registration statement covering all of Shares and the Company proposes to register any of its Equity Securities under the Securities Act in connection with an underwritten public offering of such shares of such Equity Securities, then the Company will promptly give notice to the Holder of its intention to do so. Upon the request of any Holder received within ten (10) days after receipt of any such notice from the Company, the Company will, in each instance, cause such Holder’s Shares to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws; provided, however, that the obligation to give such notice and to cause such registration shall not apply to any registration (i) on Form S-8 (or any successor form), (ii) of solely a dividend reinvestment plan or (iii) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or Equity Securities of such Person or in connection with a merger, consolidation, combination or similar transaction with such Person.

(b) In connection with any underwritten offering of securities on behalf of the Company or any Stockholder, the Company shall not be required to include any Shares held by a Holder unless the Holder agrees to the reasonable and customary terms of the underwriting; provided, however, that (i) such Holder shall not be required to make any representation other than that it is the owner of the applicable Shares that are being included in the offering and that it has full power and authority to transfer them pursuant such offering, and (ii) the total indemnification or other liability of such Holder thereunder shall be limited to the aggregate net cash proceeds received by such Holder from the sale of such Shares in such offering.

(c) The Company will include in any registration effected pursuant to this Section 1.3 (i) first, securities offered to be sold by the Company and by any holder of demand registration rights that is exercising such rights in connection with such registration, (ii) second, the Piggyback Shares, in each case pro rata based on the number of Shares held thereby (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering).

1.4 Deemed Underwriter. The Company agrees that, if a Holder or any of its Affiliates could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration of any Equity Securities of any Holder or any of its Affiliates (any such registration statement or amendment or supplement filed in connection with such registration, a “Deemed Underwriter Registration Statement”), then the Company will cooperate with such Holder or Affiliate in allowing such Holder or Affiliate to conduct reasonable and customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at a Holder’s request, the Company will furnish to such Holder, on the date of the effectiveness of any Deemed Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, and an opinion, dated as of such date, of counsel representing the Company for purposes of such Deemed Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” statement for such offering, addressed to such Holder. The Company will also permit legal counsel to the applicable Holder to review and comment upon any such Deemed Underwriter Registration Statement at least ten (10) Business Days prior to its filing with the Commission and all amendments and supplements to any such Deemed Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Deemed Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.

1.5   Expenses. The Company will pay all Registration Expenses in connection with all registrations (which, for purposes of this section, shall include any qualifications, notifications and exemptions) under this section. “Registration Expenses” means all reasonable expenses incident to the Company’s performance of or compliance with this Section 1, including all registration and filing fees (including fees of the Commission and a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters in underwritten offerings required by or incident to such performance and compliance, the reasonable fees and disbursements of Holder’s Counsel (as defined below), not to exceed $25,000 in the aggregate (or such greater amount with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed), and any accountants retained by the Holders with respect to any Shares being registered, premiums and other costs of policies of insurance against liabilities arising out of the public offering of such securities and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any, provided, however, that the Company shall not be required to pay for any expenses of the Holders for any registration proceeding pursuant to Section 1 if the registration request is subsequently withdrawn at the request of the Holders (in which case all selling Holders shall bear such expenses pro rata based upon the number of Shares that were to be included in the withdrawn registration), unless the Requisite Holders agree to forfeit their right to one registration pursuant to Section 1. All underwriting discounts, selling commissions, and stock transfer taxes and other non-Registration Expenses applicable to the sale of the Shares of the Holders shall be borne and paid by the Holders pro rata on the basis of the number of Shares registered on their behalf.

1.6       Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Shares, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission a registration statement with respect to such Shares and use commercially reasonable efforts to cause such registration statement to become effective and, unless the Holders of a majority of the Shares registered thereunder notify the Company otherwise, to keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that, the Company shall furnish, at least five (5) Business Days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to counsel selected by the Holder (the “Holder’s Counsel”), copies of all such documents proposed to be filed for such counsel’s review and comment (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and not file any such registration statement, prospectus or amendment or supplement thereto in a form to which Holder’s Counsel reasonably objects;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and to make public any material non-public information provided to the Purchaser Group during the effective period of such registration statement;

(c) notify in writing the Holder’s Counsel promptly (x) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (y) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any action threatening any proceeding for that purpose and (z) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Shares for sale in any jurisdiction or the initiation of any action threatening the qualification of such Shares for sale in any jurisdiction;

(d) furnish to each Holder of Shares covered by such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Shares owned thereby;

(e) use commercially reasonable efforts to register, exempt from registration, and/or to qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be required for the Holder to sell securities under the registration statement or as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto (x) to qualify to do business in any such states or jurisdictions, (y) to file a general consent to service of process in any such states or jurisdictions or (z) to subject itself to taxation in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;

(g) notify each Holder of Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or amendment of such prospectus so that, as thereafter delivered to any offeree of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) make available for inspection by each Holder of Shares covered by such registration statement, the Holder’s Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”) all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement, including, but not limited to, monthly, quarterly and annual financial statements. Any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors to any third party unless (x) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or a governmental agency having jurisdiction over such matter, or (z) such Information has been made generally available to the public by the Company, provided, in any event, that the Holders shall use commercially reasonable efforts to provide the Company with reasonable advance written notice prior to any such disclosure. The Holders of any Shares covered by such registration statement hereby agree that they will, upon learning that disclosure of such Information is sought by a court of competent jurisdiction or a governmental agency having jurisdiction over such matter, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(i) in the case of an underwritten offering, use commercially reasonable efforts to obtain from its independent certified public accountants “comfort” letters (x) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (y) otherwise in customary form and at customary times and covering matters of the type customarily covered by comfort letters given by independent certified public accountants in such transactions;

(j) in the case of an underwritten offering, use commercially reasonable efforts to obtain from its counsel an opinion or opinions (x) listing the Company and each selling Holder as an addressee thereof or otherwise naming the Company and each selling Holder as a third party beneficiary thereof and (y) otherwise covering such matters as are customary in such transactions, including a standard “10b-5” opinion for such offering;

(k) provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Shares;

(l) issue to any underwriter to which any Holder may sell Shares in such offering one or more certificates evidencing such Shares;

(m) use commercially reasonable efforts to assist the selling Holders and the managing underwriters or agents, if any, in marketing any Shares that are included in the registration statement, including causing its officers and employees to participate in any “roadshow” and other investor presentations that the Holders may reasonably request; and

(n) subject to all of the other provisions of this Agreement, use commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby. The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Agreement if the Company is then in possession of material, non-public information, the disclosure of which the Board of Directors has reasonably determined in good faith would have a material adverse effect upon the Company.

The Company shall promptly notify all Holders of Shares covered by such registration of any such determination by the Board of Directors and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of securities pursuant to such registration statement. Upon such suspension, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than ninety (90) days without the prior written consent of the Requisite Holders.

1.7 Termination of Registration Rights. The registration rights set forth in this Agreement shall terminate at such time as Rule 144 (as defined below) or another similar exemption under the Securities Act is available for the sale of all of the Holders’ Shares without limitation during a three-month period without registration.

1.8 Indemnification.

(a)  In connection with any registration, subject to Section 1.8(d) below, the Company shall indemnify and hold harmless each Holder selling Shares and each of its Affiliates, each underwriter (as defined in the Securities Act), and directors, officers, employees and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (collectively, the “Holder Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (w) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders, or (x) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration, or (z) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading. Except as otherwise provided in Section 1.8(c), the Company shall reimburse each such Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Holder Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by such Person specifically for use therein; and provided further, however, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(b)       In connection with any registration, subject to Section 1.8(d) below, a Holder selling any Shares included in such registration being effected shall indemnify and hold harmless each other selling holder of any Shares, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (collectively, the “Company Indemnified Persons” and together with the “Holder Indemnified Persons,” collectively, the “Indemnified Persons”), against any liability, joint or several, to which any such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (x) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters, or the Holders, or (y) any omission or alleged omission by such selling Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any information provided at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and in the case of (x), (y) and (z) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, free writing prospectus or other information, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein. Such selling Holder shall reimburse any Holder Indemnified Person for any reasonable legal expenses incurred in investigating or defending any such liability; provided, however, that in no event shall the liability of any Holder for indemnification under this Agreement in its capacity as a seller of Shares exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the proceeds to such Holder of the securities sold in any such registration; and provided further, however, that no selling Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c)  In the event the Company, any selling Holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Section 1.1 or Section 1.2 above, the Person claiming indemnification under such paragraphs shall promptly notify the Person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action.

(d)  If the indemnification provided for in this Section 1 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, claim, damage, expense or liability referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such any loss, claim, damage, expense or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the Indemnified Person, on the other hand, in connection with the statements or omissions that resulted in such any loss, claim, damage, expense or liability as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 1.8 when combined with any other amounts paid by such Holder pursuant to this Agreement exceed the lesser of that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or the amount equal to the proceeds to such Holder of the securities sold in any such registration. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 1 shall survive the completion of any offering of securities in a registration statement under this Agreement or otherwise (and shall survive the termination of this Agreement).

2. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the respective meanings set forth below:

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Articles” means the Company’s Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof

“Board of Directors” has the meaning given to such term in the Articles.

“Business Day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Shares” means shares of the Company’s Common Stock, par value $0.025, per share.

“Company” has the meaning given to such term in the introduction to this Agreement and shall include any Person that shall succeed to or assume the obligations of the Company.

“Company Group” means the Company and its Subsidiaries.

“Effectiveness Date” means, with respect to any registration statement required to be filed hereunder, the sixtieth (60th) calendar day following the Filing Date, provided, however, that in the event the Company is notified by the Commission that any registration statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such registration statement shall be the third (3rd) Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Equity Securities” means, as to any Person, such Person’s equity securities or other equity interests authorized from time to time, and any other securities, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including options, warrants, phantom equity, equity appreciation rights, convertible notes or debentures, equity purchase rights, and all agreements, instruments, documents and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Filing Date” means, with respect to (i) the Initial Registration Statement, the earlier to occur of (A) the later of (1) the seventh (7th) calendar day following the date hereof or (2) the seventh (7th) calendar day following the date the Company’s registration statement on Form S-3 filed with the Commission on April 30, 2018, as amended by Amendment No. 1 thereto filed on June 1, 2018 (File No. 333-224511) (the “Pending Registration Statement”) is decided effective by the Commission or withdrawn by the Company, or (B) the thirtieth (30th) day following the date hereof, and (ii) any other registration statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Shares.

“Holder” means each and every holder or beneficial owner of any portion of the Shares, which shall initially be the Purchaser. For purposes of simplicity, this Agreement was drafted in contemplation of one Holder. In the event that, at any given time, there shall be more than one Holder, (i) references to “Holder” and the “Shares” shall mean each Holder and the portion of the Shares held by each such Holder, (ii) all notices shall be delivered to each Holder in accordance with Section 12 and (iii) with respect to any action, approval, or consent of the Holder required or otherwise permitted pursuant to the provisions hereof, or any amendment, modification or waiver under or with respect to this Agreement, such action, approval, consent, amendment, modification or waiver shall be deemed to have been taken, received or otherwise obtained if such action, approval or consent is taken, received or otherwise obtained by or from Requisite Holders, regardless of whether any such party has consented thereto. Without in any way limiting the foregoing, the term “Holder” shall include the Purchaser and each of its successors and/or assigns that at any time holds or otherwise owns any portion of the Shares.

“Initial Registration Statement” means the initial registration statement required to be filed pursuant to Section 1.1 covering the Shares.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, Person that is not a United States Person (as such term is defined in Section 7701(a) (30) of the Internal Revenue Code) for U.S. federal income tax purposes or domestic, having jurisdiction over either the Company or any Holder.

“Piggyback Shares” means, collectively, the Shares of each Holder requesting piggyback registration rights hereunder.

“Purchaser Group” means the Purchaser and its Affiliates.

“Requisite Holders” means the Holder or Holders that own or otherwise hold more than fifty-percent (50%) of the Shares.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff, and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time.

“Shares” means, as of any date of determination, (a) the Common Shares issued or issuable to the Holders upon conversion of the shares of Series F Preferred Stock or any other Equity Security owned by Holders (in each case, assuming on such date that the shares of Series F Preferred Stock or other Equity Securities are converted in full without regard to any limitations on conversion, including any limitations set forth in the Articles), (b) any Common Shares issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, and (c) any Common Shares owned by Holders (including those issued in conjunction with the Warrant Cancellation Agreement).

“Stockholder” means each holder of the Company’s Equity Securities.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Warrant Cancellation Agreement” means that certain Amended and Restated Warrant Cancellation and Stock Issuance Agreement between the Company and the Purchaser dated January 9, 2017.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

3. OBSERVATION RIGHTS. The Holder shall be entitled to appoint one Person (the “Holder Appointee”) to attend, as a non-voting observer, each meeting of the Board of Directors, or any committee thereof, whether such meeting is conducted in person or by telephone. The Holder Appointee shall be entitled to receive, with respect to each meeting of the Board of Directors or any committee thereof: (a)(i) written notice of each regular meeting at least ten (10) days in advance thereof and (ii) written notice of each special meeting at least two (2) Business Days in advance of such meeting, but, in any case involving any such regular or special meeting, such notice shall be delivered no later than the date on which the members of the Board of Directors or the committee, as applicable, are notified of such meeting, and (b) any and all information provided in connection with each such meeting to all other potential attendees of such meeting, in each case at the time and in the same manner as provided to such other attendees. Additionally, the Holder Appointee shall receive copies of all other notices, minutes, consents and other material items that the Company provides to its directors at the same time and in the same manner as provided to such directors. The Holder Appointee shall receive reimbursement from the Company for any and all reasonable out-of-pocket expenses incurred in connection with attending any and all meetings of the Board of Directors or any committee thereof. The Holder shall be entitled to fill any vacancy caused by the resignation, death or removal of a prior Holder Appointee. As of the date hereof, the Holder has elected not to appoint a Holder Appointee.

4. INDEMNIFICATION.

4.1 Generally. Without limitation of any other provision of this Agreement, the Purchase Agreement or the Warrant Cancellation Agreement, the Company agrees to defend, indemnify and hold the Holder, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Holder Indemnified Parties” and, individually, a “Holder Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of a single counsel representing the Holder Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Holder Indemnified Party (“Losses”), based upon, arising out of, or by reason of (a) any breach of any representation or warranty made by the Company in this Agreement, the Purchase Agreement or the Warrant Cancellation Agreement, (b) any breach of any covenant or agreement made by the Company in this Agreement, the Purchase Agreement or the Warrant Cancellation Agreement, or (c) any third party or governmental claims relating in any way to such Holder Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Holder Indemnified Party’s involvement with the Company (including any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Holder Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent (and then solely to such extent) that such Losses arise from and are based on (i) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Party, or (ii) conduct by a Holder Indemnified Party which constitutes fraud or willful misconduct.

4.2 Other Indemnitors. The Company hereby acknowledges that certain of the Holder Indemnified Parties have certain rights to indemnification, advancement of expenses or insurance provided by the Purchaser Group (collectively, the “Other Indemnitors”). The Company hereby agrees that (a) to the extent legally permitted and as required by the terms of this Agreement (or by the terms of any other agreement between the Company and a Holder Indemnified Party), (i) the Company is the indemnitor of first resort (i.e., its obligations to each Holder Indemnified Party are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Holder Indemnified Party are secondary) and (ii) the Company shall be required to advance the full amount of expenses incurred by a Holder Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Holder Indemnified Party may have against the Other Indemnitors and (b) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Holder Indemnified Party has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Holder Indemnified Party with respect to any claim for which a Holder Indemnified Party has sought indemnification from the Company shall affect the foregoing and that the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Holder Indemnified Party against the Company.

4.3 Certain Limitations. If the indemnification provided for in Section 4.1 above for any reason is held by a court of competent jurisdiction to be unavailable to a Holder Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Holder Indemnified Party thereunder, shall contribute to the amount paid or payable by such Holder Indemnified Party as a result of such Losses (a) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder, or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company and the Holder in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4 Other. Each of the Company and the Holder agrees that it would not be just and equitable if contribution pursuant to Section 4.2 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The rights to indemnification provided to the Purchaser (and any other Person who becomes a Holder) and the other Holder Indemnified Parties in this Section 4 shall survive the termination of this Agreement or the exchange or transfer of Shares. The Holder Indemnified Parties and Other Indemnitors are express third party beneficiaries of the terms of this Section 4.

5. AVAILABILITY OF INFORMATION.

5.1 Compliance. The Company shall comply with the reporting requirements of Section 13 and 15(d) of the Exchange Act and shall comply with all public information reporting requirements of the Commission (including Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”)) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Shares.

5.2 Cooperation. The Company shall also cooperate with the Holder (so long as it holds any Restricted Securities) in supplying such information as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Shares.

5.3 Assistance with Sales of Shares. If requested by the Holder, the Company shall make a public disclosure of any material nonpublic information previously supplied to the Holder in order to facilitate the sale of Shares by the Holder pursuant to Rule 144; such disclosure shall be made no later than forty-five days following the request by the Holder. Notwithstanding the foregoing, Company may suspend the disclosure of material, non-public information, the disclosure of which the Board of Directors has reasonably determined in good faith would have a material adverse effect upon the Company, in which event the Company shall immediately provide notice of the determination to the Holder. Upon such determination, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than ninety (90) days without the prior written consent of the Requisite Holders.

6. MULTIPLE HOLDERS; NO LIABILITIES AS A STOCKHOLDER.

6.1 Multiple Holders. In the event that there shall be multiple Holders, each Holder agrees that (i) no other Holder will by virtue of this Agreement or by such Holder’s ownership of Shares be under any fiduciary or other duty to take any action or omit to take any action under this Agreement and (ii) each other Holder may act or refrain from acting under this Agreement as such other Holder may, in its discretion, elect.

6.2 No Liabilities As a Stockholder. Nothing contained in this Agreement shall be construed as imposing any obligation on any Holder to purchase any securities or as imposing any liabilities on any Holder as a holder of Equity Securities of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

7. NO EFFECT ON LENDER RELATIONSHIP. The Company and each Holder acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, in the event the Purchaser Group is a lender or agent for lenders to the Company prior to, on or after the date hereof, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Purchaser Group in its or their capacity as a lender or as agent for lenders to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money or in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Holder, (y) the interests of the Company or its Subsidiaries or (z) any duty it may have to any holder of the Company’s Equity Securities (including any other Holder, in the event that there shall be multiple Holders), except as may be required under the applicable loan documents or by commercial law applicable to creditors generally. No consent, approval, vote or other action taken or required to be taken by the Holder in such capacity shall in any way impact, affect or alter the rights and remedies of the Purchaser or any of its Affiliates as a lender or agent for lenders.

8. CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST.

8.1 General. In recognition and anticipation (a) that the Purchaser is a significant equityholder of the Company, (b) that directors, officers and/or employees of the Purchaser Group may serve as the Holder Appointee (or in other capacities of the Company Group), (c) that the Company Group may, directly or indirectly, through ownership interests in a variety of enterprises, engage in activities that overlap with or compete with those in which the Company Group, directly or indirectly, may engage, (d) that the Purchaser Group may have an interest in the same areas of corporate opportunity as the Company Group and (e) that, as a consequence of the foregoing, it is in the best interests of the Company Group that the respective rights and duties of the Company Group and of the Purchaser Group, and the duties of any Holder Appointee (or any other Person in service to the Company Group) who are also directors, officers or employees of the Purchaser Group, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company Group, on the one hand, and the Purchaser Group, on the other hand, the provisions of this Section 8 shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Company Group in relation to the Purchaser Group and the conduct of certain affairs of the Company Group as they may involve the Purchaser Group, their respective officers, directors and employees, and the power, rights, duties and liabilities of the Company Group and its officers, directors and equityholders in connection therewith. The Stockholders and any Person purchasing or otherwise acquiring any Shares, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 8.

8.2 Duties of the Purchasers. The Company and each Holder hereto acknowledges and agrees that nothing in this Agreement, the Warrant Cancellation Agreement or otherwise shall create a fiduciary duty of the Purchaser Group, or any officer, director or employee of the Purchaser Group, to the Company Group or any of its equityholders. Notwithstanding anything to the contrary in this Agreement or the Warrant Cancellation Agreement or any actions or omissions by representatives of the Purchaser Group in whatever capacity, including as a Holder Appointee, it is understood that the Purchaser Group is not acting as a financial advisor, agent or underwriter to the Company Group or otherwise on behalf of the Company Group unless retained to provide such services pursuant to a separate written agreement. Except as otherwise agreed in writing between the Company and the Purchaser, the Purchaser Group shall to the fullest extent permitted by law have no duty to refrain from (a) engaging in the same or similar activities or lines of business as the Company Group or (b) doing business with any client, customer or vendor of the Company Group. If the Purchaser Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group and the Purchaser Group, then the Company and each Holder (that is not a member of the Purchaser Group) to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company Group. In the case of any such corporate opportunity, the Purchaser Group shall to the fullest extent permitted by law not be liable to the Company Group or their equityholders or to any other Holder, as an equity holder of the Company by reason of the fact that the Purchaser Group acquires or seeks such corporate opportunity for themselves, direct such corporate opportunity to another Person or otherwise does not communicate information regarding such corporate opportunity to the Company Group.

8.3 Duties of Certain of the Purchaser’s Affiliates. If a Holder Appointee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group and the Purchaser Group, then such Holder Appointee shall have no duty to communicate or present such corporate opportunity to the Company Group and shall, to the fullest extent permitted by law, not be liable to the Company Group or their equityholders, or to any other Holder, for breach of any fiduciary or other duty as an observer to the Board of Directors or committee thereof or in any other capacity by reason of the fact that the Purchaser Group pursues or acquires such corporate opportunity for themselves, direct such corporate opportunity to another Person or do not present such corporate opportunity to the Company Group, and the Company and each Holder (that is not a member of the Purchaser Group) to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Company Group.

8.4  Corporate Opportunities Defined. For purposes of this Section 8, “corporate opportunities” shall include, but not be limited to, business opportunities that the Company Group is financially able to undertake, that are, from their nature, in the line of the Company Group’s business, that are of practical advantage to it and that are ones in which the Company Group, but for the provisions of Sections 8.2 and 8.3, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Purchaser Group or their officers or directors will be brought into conflict with that of the Company Group.

9. NON PROMOTION. The Company agrees that it will not, without the prior written consent of the Purchaser, in each instance, use in advertising, publicity or otherwise any name of the Purchaser Group, or any partner or employee of the Purchaser Group, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser Group, or represent, directly or indirectly, that any product or any service provided by the Company Group has been approved or endorsed by such Purchaser Group.

10. USE OF LOGO. The Company grants the Purchasers permission to use any name or logo of the Company Group in any marketing materials of the Purchaser Group. The Purchaser Group shall include a trademark attribution notice giving notice of the Company Group’s ownership of its trademarks in the marketing materials in which the Company Group’s name and logo appear.

11. LOCK-UP LIMITATIONS. Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit the Purchaser Group from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, no restrictions set forth in this Agreement shall apply to Equity Securities acquired by the Purchaser Group following the effective date of the first registration statement of the Company covering Equity Securities to be sold on behalf of the Company in an underwritten public offering.

12. NOTICES.

12.1 Manner of Delivery. Any notice or other communication in connection with this Agreement shall (a) if delivered personally, be deemed received upon delivery; (b) if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; (c) if delivered by certified mail, be deemed received upon actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and (d) if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

12.2  Place of Delivery. Any notice or other communication in connection with this Agreement shall be delivered to the following address (a) if to the Holder, to the address set forth on the signature page hereto (or any other address that the Holder may designate by written notice to the Company in accordance with this Section 12) with a copy of such notice delivered by electronic mail, (b) if to the Company, to the attention of its Chief Executive Officer or President at its Chief Executive Office.

13.  WAIVERS; AMENDMENTS. Any provision of this Agreement may be amended or waived with the written consent of the Company and the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders), and no amendment or waiver of this Agreement shall require the consent of any Stockholder. Any amendment or waiver effected in compliance with this Section 13 shall be binding upon the Company and the Holder. In the event that there shall be multiple Holders, the Company shall give prompt notice to each Holder of any amendment or waiver effected in compliance with this Section 13. No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

14. MISCELLANEOUS.

14.1 Expenses. The Company shall pay all reasonable expenses of the Holder, including reasonable legal expenses, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof.

14.2 Successors and Assigns. All the provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and permitted assigns.

14.3 Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

14.4 Equitable Remedies. Without limiting the rights of the Company and the Holder to pursue all other legal rights available to such party (including equitable remedies) for the other parties’ failure to perform its obligations hereunder, the Company and the Holders each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder (or any failure to observe the terms of this Agreement by any Stockholder) may be inadequate and that may shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

14.5 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

14.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.7 Section Headings; Construction. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular section or article in which such words appear.

14.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together, shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date hereof.

COMPANY:

ATTIS INDUSTRIES INC.

By:
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

[Signature Page to Attis Industries Inc. Registration Rights Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date hereof.

HOLDER:

GOLDMAN SACHS & CO. LLC

By:
Name:
Title:	Authorized Signatory

Address for Notices:

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Attn: AmSSG Legal Department with copies to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attn: Peter Marshall

[Signature Page to Attis Industries Inc. Registration Rights Agreement]

EXHIBIT C

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ATTIS INDUSTRIES INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Attis Industries Inc. (the “Corporation”). The name under which it was originally formed is “CIP, Inc.”

SECOND: The certificate of incorporation of the Corporation (such certificate of incorporation, as amended or restated and in effect thereafter, the “Certificate of Incorporation”) was filed by the New York State Department of State on November 12, 1993.

THIRD: The Certificate of Incorporation is hereby amended as follows:

Paragraph FOURTH of the Certificate of Incorporation relating to:

Capitalization of the corporation and the designation of classes of preferred stock, pursuant to the authority granted to the Board in this Certificate of Incorporation is amended as follows, to effect the increase in the number of shares of Common Stock that the corporation is authorized to issue, without effecting in any way the number, designations, rights, or preferences of any shares of Preferred Stock:

A.	Subparagraph c. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

“Of the 5,000,000 shares of Preferred Stock that the corporation is authorized to issue, (i) fifty- one (51) shares shall be designated Series A Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section d. below; (ii) seventy one thousand one hundred and twenty (71,120) shares shall be designated Series B Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section e. below; (iii) sixty-seven thousand three hundred sixty-one (67,361) shares shall be designated Series C Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section f. below; (iv) one hundred forty-one thousand (141,000) shares shall be designated Series D Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section h. below; (v) three hundred thousand (300,000) shares shall be designated Series E Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section i. below; (vi) five thousand one (5,001) shares shall be designated Series F Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section j. below; (vii) five hundred thousand (500,000) shares shall be designated Series G Convertible Preferred Stock, having such preferences and rights as are described in Section k. below; and (viii) three million nine hundred fifteen thousand four hundred sixty-seven (3,915,467) shares shall remain available for designation upon the determination of the Board of Directors in accordance with the corporation's Certificate of Incorporation, as amended.”

B.	Section 1 of Subparagraph j. of the first paragraph thereof will be amended to include the following terms:

“August 2018 Convertible Note” means the 8% Senior Secured Convertible Promissory Notes delivered to the original August 2018 Note and Warrant Holders at the August 2018 Closing in accordance with Section 2.3(a) of the August 2018 Note and Warrant Purchase Agreement.

“August 2018 Letter Agreement” means the letter agreement, dated as of the date of the August 2018 Series F Purchase Agreement, among the Corporation and the original August 2018 Series F Holder thereunder, in the form of Exhibit E attached to the August 2018 Series F Purchase Agreement.

“August 2018 Note and Warrant Holders” means the holders of August 2018 Convertible Notes and August 2018 Warrants.

“August 2018 Note and Warrant Purchase Agreement” means the Securities Purchase Agreement, dated on or about August [●], 2018, among the Corporation and the original August 2018 Note and Warrant Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“August 2018 Note and Warrant Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the August 2018 Note and Warrant Purchase Agreement, among the Corporation and the original August 2018 Note and Warrant Holders thereunder, in the form of Exhibit B attached to the August 2018 Note and Warrant Purchase Agreement.

“August 2018 Series F Holders” means the holders of Series F Preferred Stock issued pursuant to the August 2018 Series F Purchase Agreement.

“August 2018 Series F Purchase Agreement” means the Securities Purchase Agreement, dated on or about August [•], 2018, among the Corporation and the original August 2018 Series F Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“August 2018 Series F Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date of the August 2018 Series F Purchase Agreement, among the Corporation and the original August 2018 Series F Holders thereunder, in the form of Exhibit B attached to the August 2018 Series F Purchase Agreement.

“August 2018 Transaction Documents” means this Certificate of Designation, the August 2018 Note and Warrant Purchase Agreement, the August 2018 Convertible Note, the August 2018 Warrant, the August 2018 Note and Warrant Registration Rights Agreement, the August 2018 Series F Purchase Agreement, the August 2018 Series F Registration Rights Agreement, the August 2018 Letter Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to either the August 2018 Note and Warrant Purchase Agreement or the August 2018 Series F Purchase Agreement.

“August 2018 Warrant” means the Common Stock purchase warrants delivered to the original August 2018 Note and Warrant Holders at the August 2018 Closing in accordance with Section 2.3(a) of the August 2018 Note and Warrant Purchase Agreement.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Corporation with respect to the transactions contemplated by the August 2018 Transaction Documents, including the issuance of all of the underlying shares in excess of 19.99% of the issued and outstanding Common Stock on the closing date of the August 2018 Transaction Documents.

C.	Section 2 of Subparagraph j. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series F 8% Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be up to 5,001 (which shall not be subject to increase without the written consent of all of the holders of the Series F Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).

D.	Section 6(e) of Subparagraph j. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue shares of Common Stock upon conversion of a number of shares of Series F Preferred Stock that exceeds 2,500.02 shares of Series F Preferred Stock (such number of Series F Preferred Stock, the “Conversion Maximum”).

[Remainder of Page Intentionally Left Blank]

FOURTH: The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

Name: Jeffrey S. Cosman
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
MERIDIAN WASTE SOLUTIONS, INC.

Under Section 805 of the Business Corporation Law

Filed by:

Name:	Seth H. Popick, Esq. of Cozen O’Connor PC
Address:	One Oxford Center, 301 Grant Street, 41st Floor Pittsburgh, PA 15219

EXHIBIT D

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

ATTIS INDUSTRIES, INC.

Date: August 29, 2018

Direct Transfer LLC

500 Perimeter Drive, Suite D

Morrisville, North Carolina, 27560

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Agreement”) dated as of August 29, 2018 by and between ATTIS INDUSTRIES, INC. (the “Company”) and Goldman Sachs Specialty Lending Holdings, Inc. (“Purchaser”) pursuant to which (i) the Purchaser purchased 2,500 shares of Series F Preferred Stock of the Company (the “GS Shares”), with a stated value of $2,500,000, and (ii) such GS Shares were issued to Goldman Sachs & Co. LLC (“Purchaser Designee”), which became the beneficial owner of such GS Shares. A true, correct and complete copy of the Agreement is attached as Exhibit “A” hereto.

You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. Upon conversion of the GS Shares by the Purchaser Designee, the shares of common stock of the Company (the “Common Stock”) to be issued are to be registered in the name of the Purchaser Designee.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of Common Stock (initially, 15,000,000), subject to any stock splits or adjustments, for issuance upon (i) full conversion of the GS Shares and (ii) payment by the Company of dividends in the form of shares of Common Stock (“PIK Shares”) pursuant to that certain Certificate of Designations, Preferences and Rights of Series F Preferred, filed by the Company with the Secretary of State of the State of New York on February 22, 2018 (as amended from time to time), and in each case, the related obligations in accordance with the terms thereof. The amount of shares of Common Stock so reserved shall automatically replenish after each conversion or issuance, as applicable, and shall remain reserved so long as the Purchaser Designee is the holder of GS Shares or PIK Shares. This means that all conversions will be out of authorized shares of Common Stock, and not shares of Common Stock reserved for the benefit of the Purchaser Designee hereunder. Once the authorized shares of Common Stock cannot accommodate a conversion notice or issuance of PIK Shares, then the Transfer Agent shall issue from the reserved shares of Common Stock. In addition, the Transfer Agent shall provide the Purchaser Designee any information regarding the issuer’s outstanding, authorized and float from time to time as requested by the Purchaser Designee.

The ability to convert the GS Shares in a timely manner is a material obligation of the Company. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Purchaser without any further action or confirmation by the Company. You hereby agree to the foregoing, and agree to comply with such authorization and instruction without any further action or confirmation by the Company upon: (i) receipt of a notice of conversion (the “Conversion Notice”) executed by the Purchaser Designee and (ii) an opinion of counsel of the Purchaser Designee, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock issued to the Purchaser Designee pursuant to the Conversion Notice are not “restricted securities” as defined in Rule 144 and should be issued to the Purchaser Designee without any restrictive legend.

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of the shares of Common Stock pursuant to any Conversion Notices received from the Purchaser Designee. The Purchaser Designee agrees that each time such Conversion Notice is delivered to your firm the Company agrees to pre-pay the full cost of processing the Conversion Notice. Direct Transfer LLC and the Company understand and agree that the current cost of processing each such conversion transaction is estimated to be between $250.00 and $500.00, though the Company understands and agrees that the fee schedule is subject to change.

It is further agreed that each issuance/conversion will be accompanied by all pertinent paperwork in order to comply with Rule 144, including, without limitation, a proper legal opinion and 144 representation letter acceptable to the Transfer Agent.

Each of the Company and the Purchaser Designee understands that the Transfer Agent shall not be required to perform any issuances or transfers of shares if (i) such issuance or transfer would result in a violation of any terms of the Transfer Agent Agreement, (ii) such issuance or transfer would be in violation of any state or federal securities laws or regulation, or (iii) the issuance or transfer would be prohibited or stopped pursuant to a court order.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Purchaser Designee intends to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of Purchaser Designee.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

[Signature Page Follows]

Very truly yours,

ATTIS INDUSTRIES INC.

By:
Name:	Jeffrey S. Cosman
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

DIRECT TRANSFER LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

GOLDMAN SACHS & CO. LLC

By:
Name:
Title:

[Signature Page to Transfer Agent Instruction Letter]

Exhibit “A”

Securities Purchase Agreement

EXHIBIT E

August 29, 2018

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Attention: AmSSG Legal Department

Re: Series F Preferred Stock

Ladies and Gentlemen:

We refer to that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Attis Industries Inc. (the “Company”) and Goldman Sachs Specialty Lending Holdings, Inc. (“Purchaser”), pursuant to which Purchaser has agreed to purchase, and the Company has agreed to sell, 2,500 shares (the “Shares”) of the Series F Preferred Stock of the Company (the “Series F Preferred”), with such Shares to be issued to Goldman Sachs & Co. LLC (“Holder”). Unless otherwise defined herein, each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

This letter confirms that effective as of Purchaser’s purchase of the Shares, Holder shall be entitled to the following contractual rights, in addition to any rights provided to Purchaser under the Purchase Agreement or any other Transaction Documents:

1.	Referral Right. Subject to any applicable legal requirements, including any requirements related to disclosure, in the event a potential purchaser (such potential purchaser, a “Potential Purchaser”) of Eligible Securities (as defined below) provides written notice, or any other written expression, to the Company of its intent or desire to purchase Eligible Securities from the Company or any Person (each a “Potential Purchaser Notice”), the Company shall comply with the referral right (the “Referral Right”) on the terms and conditions of this Paragraph 1 (and shall not refer such Potential Purchaser to any other Person until such compliance):

a.	Within five (5) days of receiving a Potential Purchaser Notice, the Company will deliver to the Holder a written notice (the “Holder Notice”) stating its receipt of a Potential Purchaser Notice and either (i) enclosing a copy of the Potential Purchaser Notice or (ii), to the extent contained in the Potential Purchase Notice, stating (1) the name and address of the Potential Purchaser; (2) the maximum number of Eligible Securities such Potential Purchaser is willing to purchase (the “Offered Securities”); and (3) the bona fide cash price or other consideration for which such Potential Purchaser proposes to purchase the Offered Securities (the “Offered Price”).

b.	At any time within ninety (90) days after the date the Holder Notice is effective pursuant to Paragraph 1(a), the Holder may, by giving written notice to the Company, elect to negotiate the sale of all or a portion of the Shares to the Potential Purchaser at the Offered Price.

c.	If all of the Shares proposed in the Holder Notice to be transferred to a Potential Purchaser are not purchased by such Potential Purchaser within ninety (90) days as provided in this Paragraph 1, then the Company may issue securities to the Potential Purchaser or refer the Potential Purchaser to any other holder of the Series F Preferred Stock or any other of the Company’s securities.

d.	For purposes of this Paragraph 1, “Eligible Securities” means, (1) during the period commencing on the Closing Date and ending on the ninetieth (90th) day following the Closing Date, shares of Series F Preferred Stock, and (2) after the ninetieth day (90th) day following the Closing Date, shares of Series F Preferred Stock or any other Common Stock or Common Stock Equivalents of the Company, provided that any shares of Series F Preferred Stock or any other Common Stock or Common Stock Equivalents issued by the Company in connection with an Exempt Issuance (as defined in Paragraph 2(c)) shall be deemed not to be Eligible Securities hereunder.

2.	Mandatory Redemption.

a.	No earlier than fifteen (15) Business Days nor later than five (5) Business Days prior to the consummation of each Qualified Subsequent Financing, the Company shall deliver a written notice thereof to the Holder in accordance with Section 5.4 (Notices) of the Purchase Agreement (a “Qualified Subsequent Financing Notice”), which shall state (i) that the Company is conducting a Qualified Subsequent Financing, (ii) the gross proceeds the Company will receive in such Qualified Subsequent Financing, (iii) the Mandatory Redemption Amount (including the calculations used in determining the Mandatory Redemption Amount), and (iv) the anticipated date of closing for such Qualified Subsequent Financing. Simultaneously with the consummation of such Qualified Subsequent Financing (such time, the “Mandatory Redemption Time”), the Company shall, at the sole discretion of the Holder (as set forth in Paragraph 2(b) below) and subject to the provisions of this Paragraph 2, use the Mandatory Redemption Amount to redeem, for cash payment, Shares from the Holder (each a “Mandatory Redemption”) at the Mandatory Redemption Value. Notwithstanding anything herein to the contrary, at any time prior to the date the Mandatory Redemption Amount is paid in full, the Shares may be converted, in whole or in part, by the Holder, at its option and in its sole discretion, into Common Stock pursuant to and in accordance with the conversion procedures set forth in the Purchase Agreement, mutatis mutandis. The Company covenants and agrees that it will honor all Conversion Notices (as defined in the Certificate of Designation) tendered from the date of delivery of the Qualified Subsequent Financing Notice through the date all amounts owing thereon are due and paid in full, provided that any such Notice of Conversion shall first apply to any portion of the Shares that is not subject to the Mandatory Redemption unless the Notice of Conversion expressly states that it shall apply to a portion of the Shares that is subject to the Mandatory Redemption. The portion of the Mandatory Redemption Amount converted by the Holder after the date of delivery of the Qualified Subsequent Financing Notice shall reduce the amount of Shares to be redeemed on the Mandatory Redemption Time and relieve the Company of its obligation to redeem such converted Shares for cash. The Company covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Qualified Subsequent Financing Notice through the date all amounts owing thereon are due and paid in full.

b.	The payment of cash pursuant to a Mandatory Redemption shall be payable in full at the Mandatory Redemption Time. In addition to, and without limiting, any other rights or remedies existing at law or in equity or under the Transaction Documents, if any portion of the payment pursuant to a Mandatory Redemption shall not be paid by the Company by the applicable Mandatory Redemption Time, interest shall accrue thereon at rate of fifteen percent (15%) per annum until such amount is paid in full; provided, that such interest shall increase by one percent (1%) as of the end of each ninety (90) day period following the end of the applicable Mandatory Redemption Time until such amount is paid in full or until such interest rate reaches the maximum rate permitted by applicable law. Notwithstanding anything to the contrary in this Paragraph 2, in addition to, and without limiting any other rights hereunder and under the other Transaction Documents, the Holder may elect, by written notice to the Company at any time following the date of delivery of the Qualified Subsequent Financing Notice through the date of actual payment in full in cash of the Mandatory Redemption Amount, to rescind such Mandatory Redemption.

c.	The following capitalized terms used in this Paragraph 2, shall have the meaning ascribed below:

i.	“Certificate of Designation” means that certain Certificate of Designations, Preferences and Rights of Series F Preferred, filed with the Secretary of State of the State of New York on February 22, 2018, as amended from time to time.

ii.	“Exempt Issuance” means (i) the issuance of Shares by the Company pursuant to the terms and conditions of the Purchase Agreement, (ii) shares of Common Stock or options to employees, officers directors, consultants, advisors or contractors of the Company pursuant to any stock or option plan duly adopted for any such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (iii) securities issued pursuant to acquisitions or strategic joint venture approved by a majority of the disinterested directors of the Company, and, subject to the last three sentences of this Paragraph 2(c)(ii), including a transaction in which the Company is issuing securities solely for the purpose of raising capital to finance such acquisition or strategic joint venture, and (iv) the issuance of Common Stock upon the exercise or exchange of or conversion of any Common Stock Equivalents issued and outstanding on the date of the Purchase Agreement pursuant to terms and conditions applicable to such Common Stock Equivalents in effect as of the date of the Purchase Agreement and disclosed in filings of the Company with the Commission prior to the date of the Purchase Agreement, provided that such Common Stock Equivalents have not been amended since the date of the Purchase Agreement to increase the number of such Common Stock Equivalents or shares of Common Stock issuable upon the exercise or exchange of or conversion of such Common Stock Equivalents, or to decrease the exercise price, exchange price or conversion price of such Common Stock Equivalents (other than Common Stock Equivalents issued and outstanding on the date of the Purchase Agreement, subject to exchange prices or conversion prices adjustable pursuant to anti-dilution protection or in connection with stock splits or combinations) or to extend the term of such Common Stock Equivalents. Notwithstanding anything to the contrary herein, a transaction in which the Company is issuing securities solely for the purpose of raising capital to finance an acquisition shall only be an “Exempt Issuance” if fifteen (15) Business Days prior to the consummation of such issuance, the Company provides Holder with a certificate executed by the Chief Executive Officer of the Company (each such certificate, an “Acquisition Notice”) that (1) provides material information regarding the proposed acquisition and the related issuance, including the material terms and conditions in connection therewith, (2) certifies that the proceeds obtained from such issuance will be used solely to fund such proposed acquisition and (3) certifies that the consummation of such proposed acquisition will occur no later than forty-five (45) days after the consummation of such issuance of securities (the “Acquisition Deadline Date”). In the event that such proposed acquisition has not been consummated on or prior to the Acquisition Deadline Date, such issuance of securities shall be deemed to be a Qualified Subsequent Financing and the Company shall, within five (5) Business Days after the Acquisition Deadline Date, at the sole discretion of the Holder (as set forth in Paragraph 2(b)) and subject to the provisions of Paragraph 2, use the Mandatory Redemption Amount to redeem, for cash payment, Shares from the Holder at the Mandatory Redemption Value. For the avoidance of doubt, if such cash payment is not made on such date, Paragraph 2(b) shall apply, including the accrual of interest as set forth therein. For the avoidance of doubt, Purchaser acknowledges and agrees that (i) the Acquisition Notice may contain material non-public information and agrees to comply with any and all applicable laws with respect thereto, including, but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and (ii) in the event the Company reasonably determines that an Acquisition Notice contains material non-public information, the Company may, as a precondition of providing such Acquisition Notice or other information to the Holder related to such Acquisition Notice, obtain understanding or arrangements with the Holder that permit the Company to comply with Regulation FD; provided, that a confidentiality agreement between the Holder and the Company in which the Holder expressly agrees, on commercially reasonable terms, to maintain the applicable material non-public information in confidence shall be sufficient to satisfy such precondition.

iii.	“Mandatory Redemption Amount” means, with respect to any given Qualified Subsequent Financing, fifty percent (50%) of the gross proceeds of such Qualified Subsequent Financing.

iv.	“Mandatory Redemption Value” means with respect to each Share, 120% of the Stated Value (as defined in the Certificate of Designation), plus any accrued and unpaid dividends thereon, (ii) any other fees or liquidated damages then due and owing thereon under the Certificate of Designation or any other Transaction Document.

v.	“Qualified Subsequent Financing” means, other than an Exempt Issuance, any issuance effected following the 90th day following the Closing Date by the Company or any of its Subsidiaries for capital-raising purposes of Common Stock or Common Stock Equivalents for cash consideration.

3.	Fees, Expenses, Etc. On the date (the “Repayment Date”) that is the earlier to occur of five (5) Business Days after the date on which Holder or its Affiliates no longer hold any shares of Series F Preferred following (i) the exercise of the Referral Right under Paragraph 1 hereof or (ii) the consummation by the Company of any Qualified Subsequent Financing, the Company shall reimburse the Holder for all costs and expenses incurred by it or its Affiliates in connection with its due diligence, structuring, documentation, negotiation and closing of the transactions contemplated by this letter agreement, the Transaction Documents and any prior investment by the Holder or its Affiliates in the Company. Notwithstanding and in addition to the above, the Company shall also pay (i) the legal fees incurred by the Holder and its Affiliates to Vinson & Elkins LLP, legal counsel to the Holder and its Affiliates, and (ii) all documented costs and expenses incurred by such legal counsel including, but not limited to, Lien, judgment, tax, UCC and related searches, and all filing fees including, but not limited to, all UCC-1 Financing Statements, UCC-3 Termination Statements, if any, USPTO filings and all recordation fees, and related costs and expenses (collectively, the “Transaction Expenses”), provided that in no event shall Transaction Expenses or any other fees, expenses, reimbursements or similar obligations provided hereunder exceed an aggregate of $50,000 (the “Cap”). The Company shall wire Transaction Expenses to the Purchaser at the Repayment Date. Subject to the Cap, the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, DTC fees, transfer agent fees, listing fees, if any, fees or broker’s commissions, filing and/or recordation fees, blue sky fees relating to or arising out of the transactions contemplated hereby, the other Transaction Documents and any prior investment by Holder or its Affiliates in the Company. Subject to the Cap, the Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses as and when incurred) arising in connection with any claim relating to any such payment. Except as otherwise set forth in this letter agreement or the other Transaction Documents, each party to this letter agreement and/or any other Transaction Document shall bear its own expenses in connection with the sale of the Securities to the Purchaser. Subject to the Cap, but without limiting any other rights hereunder and under the other Transaction Documents, at the Repayment Date, the Company, however, shall be responsible and pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Purchaser after the Closing in connection with or related to: (a) the Transaction Documents and/or any of the transactions contemplated and/or arising therefrom; (b) the administration, collection, or enforcement of the Transaction Documents; (c) the amendment or modification of the Transaction Documents; (d) any waiver, consent, release, or termination under the Transaction Documents; (e) any legal, litigation, regulatory, administrative, arbitration, or out of court proceeding in connection with or related to the Company, each of respective Subsidiaries, any of the Transaction Documents and/or any transaction contemplated hereby and/or thereby or otherwise, related to and/or arising therefrom and from any appeal or review thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Company, each of its Subsidiaries, the Transaction Documents, including representing the Purchaser in any adversary proceeding or contested matter commenced or continued by or on behalf of the Company and the Subsidiaries’ estate, property and/or any appeal or review thereof. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by the Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser Designee.

4.	Issuance Limitation. Notwithstanding anything herein to the contrary herein or in the Purchase Agreement or any other Transaction Documents, if the Company has not obtained Shareholder Approval, then the Company may not issue, upon conversion of the Series F Preferred Stock, any Underlying Shares. “Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

5.	Miscellaneous.

a.	Prior to Shareholder Approval, the Holder agrees that it will not transfer, sell or otherwise dispose of the Series F Preferred Stock and/or the Underlying Shares, without (i) first obtaining the transferee, assignee and/or purchaser’s agreement in writing that it will be bound by the limitations set forth in Paragraph 4 hereof and (ii) requiring any subsequent transferee, assignee and/or purchaser to agree in writing to the same requirements of Paragraph 4 and 5(a) hereof. The Company shall be a third-party beneficiary of this provision.

b.	The rights described herein shall terminate and be of no further force or effect upon such time as no Shares are held by the Holder or its Affiliates.

c.	This letter agreement is a Transaction Document, and together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

d.	Sections 5.4 through 5.20 of the Purchase Agreement (other than Section 5.10) are hereby incorporated into this letter agreement by reference, mutatis mutandis.

[remainder of page intentionally left blank]

Very truly yours,

ATTIS INDUSTRIES INC.

By:
Name:
Title:

Acknowledged and agreed:

GOLDMAN SACHS & CO. LLC

By:
Name:
Title:

cc:	Goldman Sachs Specialty Lending Group, L.P.
Jeremiah G. Garvey, Esq., Cozen O’Connor

Signature Page to Letter Agreement